Exhibit 99.1

MCEWEN MINING: GOLD BAR UPDATE

TORONTO, Aug 20, 2019 - McEwen Mining Inc. (NYSE: MUX) (TSX: MUX) is pleased to report on progress at various exploration targets on its Gold Bar Mine property (Figure 1). At the Gold Bar South oxide gold deposit located 3.5 miles southeast of our Gold Bar Mine, a program of 125 drill holes was recently completed. 25% of the new drill intersections were higher grade than the current resource average of 0.029 ounces per ton (1 g/t). In addition, several drill holes encountered significant mineralization outside the existing resource (Figures 2 & 3), including several notable intersections highlighted in Table 1 below. These results suggest that there is potential to increase the size of the Gold Bar South resource beyond the current Indicated estimate of 3,488 ktons at 0.029 opt (1 g/t) for 100 koz. Economic studies and permitting are underway with the objective of incorporating Gold Bar South into the overall mine plan this year, and having permitting in place so that open pit development could begin in late 2020.

Table 1 – 10 Best Intersections from the Gold Bar South Drill Program

HOLE-ID	From (ft)	To (ft)	Length (ft)	Gold Grade (opt)	From (m)	To (m)	Length (m)	Gold Grade (g/t)
GB365	60	130	70	0.071	18.3	39.6	21.3	2.45
GB367	0	125	125	0.049	0	38.1	38.1	1.67
GB378	70	175	105	0.072	21.3	53.2	32.0	2.47
GB389	50	230	180	0.062	15.2	70.1	54.9	2.13
GB404	60	180	120	0.079	18.3	54.9	36.6	2.70
GB405	85	265	180	0.027	25.9	80.8	54.9	0.93
GB407	180	270	90	0.045	54.9	82.3	27.4	1.53
GB434	45	125	80	0.194	13.7	38.1	24.4	6.66
GB435	40	145	105	0.060	12.2	44.2	32.0	2.04
GB453	185	335	150	0.064	56.4	102.1	45.7	2.19

Follow-up drilling to test for extensions of the higher-grade mineralization that have the potential to extend the planned open pit over portions of the deposit will start later in August.

Other Gold Bar Exploration

Reverse circulation (RC) holes are being drilled to test the lateral and vertical extent of a near-surface target at Pot Canyon where extensive alteration (silicification) and brecciation occurs at surface, and where several historical holes returned significant mineralization including 1.14 g/t Au over 42.7 m and 0.71 g/t Au over 65.5 m. In addition, deep core drilling is currently testing a target below Pot Canyon for potentially large Carlin-type gold mineralization. This drilling occurs near the Wall Fault, a regional structure interpreted to play an important role in the control of gold mineralization at Gold Bar. Initial assay results from this target will be received later in August.

Property Purchases

McEwen has been adding to its land holding around the Gold Bar Mine. Recently we purchased rights to the Gold Canyon property as well as other strategic claims surrounding and within the core Gold Bar property. These acquisitions are relevant to our future growth plans and objectives.

Gold Bar South Geological Details

Mineralization at Gold Bar South is hosted in a jasperoid (silica-rich) breccia, at the contact between the Webb and Devils Gate formations.  Evidence of karst activity resulting in dissolution of limestone creating open spaces and permeability along the contact is seen in core, which may have created the breccia and provided a favorable host rock for mineralization.

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Figure 1 – Gold Bar Property Map, Gold Bar South Drilling (inset)

Figure 2 – Gold Bar South Cross Section (A-A’)

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Figure 3 – Gold Bar South Cross Section (B-B’)

ABOUT MCEWEN MINING

McEwen Mining is a diversified gold and silver producer and explorer with operating mines in Nevada, Canada, Mexico and Argentina. It also owns a large copper deposit in Argentina. McEwen’s goal is to create a profitable gold and silver producer focused in the Americas.

McEwen has approximately 362 million shares outstanding. Rob McEwen, Chairman and Chief Owner, owns 22% of the shares.

TECHNICAL INFORMATION

The technical contents of this news release have been reviewed and approved by Robert L. Kastelic, CPG, McEwen Mining’s Chief Exploration Geologist, who is a Qualified Person as defined by Canadian Securities Administrators’ National Instrument 43-101 "Standards of Disclosure for Mineral Projects".

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This news release contains certain forward-looking statements and information, including "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements and information expressed, as at the date of this news release, McEwen Mining Inc.'s (the "Company") estimates, forecasts, projections, expectations or beliefs as to future events and results. Forward-looking statements and information are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, and there can be no assurance that such statements and information will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements and information. Risks and uncertainties that could cause results or future events to differ materially from current expectations expressed or implied by the forward-looking statements and information include, but are not limited to, factors associated with fluctuations in the market price of precious metals, mining industry risks, political, economic, social and security risks associated with foreign operations, the ability of the corporation to receive or receive in a timely manner permits or other approvals required in connection with operations, risks associated with the construction of mining operations and commencement of production and the projected costs thereof, risks related to litigation, the state of the capital markets, environmental risks and hazards, uncertainty as to calculation of mineral resources and reserves, and other risks. The Company’s dividend policy will be reviewed periodically by the Board of Directors and is subject to change based on certain factors such as the capital needs of the Company and its future operating results. Readers should not place undue reliance on forward-looking statements or information included herein, which speak only as of the date hereof. The Company undertakes no obligation to reissue or update forward-looking statements or information as a result of new information or events after the date hereof except as may be required by law. See McEwen Mining's Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and other filings with the Securities and Exchange Commission, under the caption "Risk Factors", for additional information on risks, uncertainties and other factors relating to the forward-looking statements and information regarding the Company. All forward-looking statements and information made in this news release are qualified by this cautionary statement.

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The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by management of McEwen Mining Inc.

CONTACT INFORMATION:
Investor Relations: (866)-441-0690 Toll Free (647)-258-0395 Christina McCarthy ext. 390 Mihaela Iancu ext. 320 info@mcewenmining.com

Website: www.mcewenmining.com

Facebook: facebook.com/mcewenmining

Facebook: facebook.com/mcewenrob

Twitter: twitter.com/mcewenmining

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150 King Street West Suite 2800, P.O. Box 24 Toronto, ON, Canada M5H 1J9

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